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                                                                  EXHIBIT 23.1.3

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
HCIA Inc.:

     We consent to the use of our report dated January 30, 1996 on the financial statements of William M. Mercer, Incorporated National Health Analysis Unit as of December 31, 1993 and 1994 and September 30, 1995 and for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1995, incorporated by reference in the prospectus, and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG PEAT MARWICK LLP

/s/ KPMG PEAT MARWICK LLP

Baltimore, Maryland
July 19, 1996